Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR END 2004 FINANCIAL RESULTS

•                  2004 Results In Line With Previously Announced Guidance

•                  Reaffirms 2005 Guidance of $38-$42 Million Loss, or $1.60 - $1.80 Per Share

•                  PRECISE Enrollment Completion Continues to be Expected in 2005

LAKE FOREST, Illinois – February 24, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter 2004 Results

The Company reported a net loss of $14,647,470, or $0.63 per basic and diluted share, for the fourth quarter of 2004, compared to a net loss of $12,875,434, or $0.68 per basic and diluted share in the fourth quarter of 2003.  The Company reported revenue of $40,760 for the fourth quarter ended December 31, 2004, compared to no revenue in 2003.  The increase in the fourth quarter 2004 net loss is a direct result of increased research and development expenses, primarily related to the Phase III PRECISE clinical trial for IL13-PE38QQR (cintredekin besudotox) in first recurrent glioblastoma multiforme patients, which began enrolling patients in March 2004.

Fiscal Year 2004 Results

For the fiscal year ended December 31, 2004, the Company reported a net loss of $57,608,709, or $2.51 per basic and diluted share, compared to a net loss of $52,791,099 or $2.80 per basic and diluted share for the fiscal year ended December 31, 2003.  The Company reported revenue of $156,780 in fiscal 2004, compared to no revenue for the fiscal year ended December 31, 2003.  The increase in net loss for 2004 was primarily the result of increased research and development expenses from the initiation of patient enrollment in the PRECISE trial.  Total cash and cash equivalents on hand at December 31, 2004 was $63,106,655.

“I am pleased with the substantial progress we made in 2004 as we continued moving our drug development candidates through the various phases of clinical and pre-clinical testing,” said Gregory P. Young, President and Chief Executive Officer of NeoPharm.  “We initiated the Phase III PRECISE trial in 2004, we completed Phase I studies for both LE-SN38 and LEP-ETU during the year, and we also re-entered the clinic with a Phase I study of LErafAON using our new cationic cardiolipin based formulation.  The PRECISE trial continues to enroll patients at a rate where we continue to anticipate the completion of enrollment in 2005,” said Young.

Current patient enrollment information for PRECISE is updated at least monthly at www.precisetrial.com/Updates.htm.

-more-

Analysis of Quarterly Results

During the fourth quarter ended December 31, 2004, NeoPharm’s efforts were devoted primarily to:

•                  Enrolling patients in the Phase III PRECISE trial for its lead drug product candidate, cintredekin besudotox,

•                  Initiating an LEP-ETU clinical trial to determine bioequivalence to paclitaxel,

•                  Initiating a Phase I clinical trial of LErafAON using the Company’s proprietary cationic cardiolipin,

•                  Expanding, reconstituting and strengthening the Company’s Board of Directors as part of the settlement of a shareholder consent solicitation initiated in September 2004, by:

•                  Expanding the number of board seats from six to eight, and

•                  Adding 4 new independent directors.

•                  Providing for future revenue by completing and signing:

•                  A License Agreement with Nippon Kayaku Ltd. for the Japanese development rights to cintredekin besudotox, providing NeoPharm with:

•                  $2 million in cash for 2005,

•                  up to an additional $14 million in cash upon meeting certain milestones in future years, and

•                  Future royalty payments.

•                  A Collaboration Agreement with a privately-held biotechnology company, for customized NeoPhectin™ formulations, providing NeoPharm with:

•                  Up to $500 thousand in cash in 2005 upon delivery of contracted for formulations.

Research and development expenses increased $2,403,118 during the fourth quarter of 2004 as compared to the fourth quarter of 2003. The increase in research and development expenses was directly related to increased expenses of approximately $2.7 million incurred for the clinical development of cintredekin besudotox, including the Phase III PRECISE trial initiated in March of 2004.

The decrease of approximately $400 thousand in selling, general, and administrative expenses in the fourth quarter of 2004, as compared to the fourth quarter of 2003, was a direct result of a reduction in arbitration related expenses of approximately $1.6 million, as the arbitration decision was delivered in April 2004.  The reduction in expenses was offset by fourth quarter 2004 expenses of approximately $1 million, consisting of:

•                  $670 thousand related to the response to, and settlement of, the consent solicitation in November 2004, and

•                  $360 thousand in compensation expense related to the recognition of vested stock options for the Company’s former CEO.

Completed Operational Restructuring

During the fourth quarter of 2004, the Company went through an operational restructuring.  The results of the operational restructuring include:

•                  A 23% reduction in staff,

•                  Anticipated annual savings of approximately $3.8 million

-more-

Financial Projections

The Company currently anticipates a net loss of approximately $38 million to $42 million, or approximately $1.60 to $1.80 per share in 2005.  The estimated 2005 net loss would result in cash used in operations of approximately $36 to $40 million.  NeoPharm believes that the current level of cash and marketable securities can support the Company’s activities through the third quarter of 2006 at current and projected levels of development and general corporate activity.

Conference Call

NeoPharm will host a conference call to discuss these financial results.  The conference call will be held on:

Thursday, February 24, 2005 at 11:00 a.m. ET/10:00 a.m. CT

Domestic:	800-561-2718, passcode 63546614
International:	617-614-3525, passcode 63546614

Audio replays will be available through March 4, 2005.

Domestic:	888-286-8010, passcode 53082963
International:	617-801-6888, passcode 53082963

The live call and replay will also be available via webcast at www.neophrm.com.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development, and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including the PRECISE trial,  financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended December 31		Full Year Ended December 31
	2004	2003	2004	2003

Revenues	$40,760	$—	$156,780	$—
Cost of revenues	1,228	—	5,236	—

Gross margin	39,532	—	151,544	—

Expenses:
Research and development	11,625,281	9,222,163	45,504,081	34,262,267
Selling, general, and administrative	3,409,542	3,780,645	13,375,748	19,344,267
Total expenses	15,034,823	13,002,808	58,879,829	53,606,534

Loss from operations	(14,995,291)	(13,002,808)	(58,728,285)	(53,606,534)

Interest income	347,821	127,374	1,119,576	815,435

Net loss	$(14,647,470)	$(12,875,434)	$(57,608,709)	$(52,791,099)

Net loss per share-basic and diluted	$(0.63)	$(0.68)	$(2.51)	$(2.80)

Shares used in computation of
Net loss per share:
Basic and diluted	23,317,254	18,851,317	22,941,668	18,830,065

Balance Sheet Data:

(Unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$63,106,655	$36,958,941
Investments in marketable securities	$—	$4,166,351
Total assets	$67,434,371	$46,080,580
Current liabilities	$9,204,096	$6,063,225
Accumulated deficit	$(189,300,028)	$(131,691,319)
Total stockholders equity	$58,230,275	$40,017,355